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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Partners
CarrAmerica Realty, L.P.:

We consent to the incorporation by reference in the registration statement (No. 333-53751) on Form S-3 of CarrAmerica Realty, L.P. of our report dated January 28, 2003, with respect to the consolidated balance sheets of CarrAmerica Realty, L.P. and subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2002 and all related financial statement schedules, which report appears in the December 31, 2002 annual report on Form 10-K of CarrAmerica Realty, L.P. Our report refers to the adoption of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

/s/ KPMG

Washington, DC
March 31, 2003